AGREEMENT

Global Earth Energy Inc. (GLER) hereby retains the consulting services of Alex Barta for a period of six (6) months beginning June 4, 2012 and ending December 4, 2012. Alex Barta will be paid USD$ 5 Thousand Dollars (USD$5,000) per month for the duration of this Agreement, contingent upon GLER establishing a partnership with an Oil & Gas operator(s) introduced to GLER by Alex Barta, and any and all extensions to this Agreement.

In addition, Alex Barta will retain Ten percent (10%) of all of the Working Interests acquired as a result of all transactions brought into GLER by Alex Barta for a period of 18 months from the time GLER acquires its initial 1% working interest in the Smith Needham Lease from Western Energy Group. GLER will retain Ninety percent (90%) of all of the Working Interests acquired as a result of all transactions brought into GLER by Alex Barta. In addition, at the end of the contract, Alex Barta will receive an additional compensation in the amount of USD$ 60,000 to paid in GLER shares at the current price at that time.

Alex Barta will maintain communications between all of the operators of the properties and GLER and will assist in drafting two (2) Press Releases per week for the duration of the term of this Agreement.

GLER represents and warrants that to the best of their knowledge and belief the transaction contemplated between themselves and Alex Barta are not in violation of the governing laws of Canada or the United States.

GLER represents and warrants that it has the full authority to enter into this Agreement and that the funds to be paid pursuant to this Agreement are good, clean funds.

This Agreement shall be binding upon and inure to the benefit of the parties, their beneficiaries, heirs, executors, representatives, successors and assigns.

This Agreement shall be governed in accordance with the laws of the Province of Quebec and the parties agree that jurisdiction and venue of any litigation arising out of this Agreement shall be in Montreal, Quebec.

The parties agree to accept electronic signatures and initials as evidence of the parties acceptance of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement this 23nd day of May, 2012.

Global Earth Energy Inc.

GLER: ______________________
Sidney Harland
President

Alex Barta

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